Exhibit 10.32

AGREEMENT FOR PURCHASE AND SALE

OF

PARTNERSHIP INTERESTS

IN

STANDARD GYPSUM, L.P.

THIS IS AN AGREEMENT FOR PURCHASE AND SALE dated as of January 17, 2006 by and among TIN INC., a Delaware corporation f/k/a Temple-Inland Forest Products Corporation (“TIN”), TEMPLE GYPSUM COMPANY, a Nevada corporation (“TGC”), GYPSUM MGC, INC., a Delaware corporation (“Gypsum”), MCQUEENY GYPSUM COMPANY, LLC, a Delaware limited liability company (“MGC”), and CARAUSTAR INDUSTRIES, INC., a North Carolina corporation (“Caraustar”).

BACKGROUND STATEMENT

TIN and Gypsum are the general partners, with each owning a one percent (1%) general partnership interest, and TGC and MGC are the limited partners, with each owning a forty nine percent (49%) limited partnership interest, of Standard Gypsum, L.P., a Delaware limited partnership (the “Partnership”). TIN and TGC are wholly owned subsidiaries of Temple-Inland Inc., a Delaware corporation (“Temple-Inland”). Gypsum and MGC are wholly owned subsidiaries of Caraustar. TIN desires to purchase the general partnership interest in the Partnership owned by Gypsum (the “GP Interest”) and TGC desires to purchase the limited partnership interest in the Partnership owned by MGC (the “LP Interest” and collectively with the GP Interest, the “Partnership Interests”). The parties are entering into this Agreement to set forth the terms and conditions of such transactions and certain related matters.

STATEMENT OF AGREEMENT

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” of any Person means any other Person of which such Person is a shareholder, member, director, officer, manager, partner or employee, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” means this Agreement for Purchase and Sale of Partnership Interests, as amended from time to time as provided herein.

“Ancillary Instrument” means any agreement or instrument of conveyance contemplated by this Agreement to be delivered by one or more parties to this Agreement.

“Business Day” means any day excluding a Saturday, a Sunday and any other day on which banks are required or authorized to close in New York City.

“Caraustar” is defined in the Preamble to this Agreement.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Distribution” is defined in Section 5.2.

“Code” means the Internal Revenue Code of 1986, as it may hereafter be amended from time to time, and any successor statute or statutes thereto.

“Effective Time” is defined in Section 2.4.

“Formation Agreement” means that certain Agreement to Form LLC effective as of April 1, 1996 by and among Caraustar, Standard Gypsum Corporation, a Texas corporation, and TIN.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GP Interest” is defined in the Background Statement to this Agreement.

“Gypsum” is defined in the Preamble to this Agreement.

“Lien” means any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, restriction or any other encumbrance whatsoever.

“Loan Agreement” is defined in Section 5.6.

“LP Interest” is defined in the Background Statement to this Agreement.

“Material Adverse Effect” with respect to any Person other than the Partnership, means any fact, circumstance, event, violation, development, change in or effect on such Person that individually or in the aggregate with any other facts, circumstances, events, violations, developments, changes in or effects on such Person is materially adverse to the business, financial condition, results of operation, assets, properties or liabilities of such Person.

“MGC” is defined in the Preamble to this Agreement.

“Mutual Release” is defined in Section 2.6(a)(v).

“Nondisclosure Agreement” is defined in Section 2.6(a)(iv).

“Partnership” is defined in the Background Statement to this Agreement.

“Partnership Agreement” means that certain Partnership Agreement of Standard Gypsum, L.P. dated December 31, 2000, as amended from time to time as provided therein.

“Partnership Interests” is defined in the Background Statement to this Agreement.

“Partnership Material Adverse Effect” means any fact, circumstance, event, violation, development, change in or effect on the Partnership that individually or in the aggregate with any other facts, circumstances, events, violations, developments, changes in or effects on the Partnership is materially adverse to the business, financial condition, results of operation, assets, properties or liabilities of the Partnership; provided, however, that any termination of the Partnership for tax purposes or otherwise resulting from the transactions contemplated herein shall not constitute a Partnership Material Adverse Effect.

“Permitted Restriction” means transfer and other restrictions arising under the Partnership Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, business trust or unincorporated organization, Governmental Authority or any other entity.

“Purchase Price” is defined in Section 2.2.

“Purchaser” means either TIN or TGC, individually, and “Purchasers” means TIN and TGC, collectively.

“Seller” means either Gypsum or MGC, individually, and “Sellers” means Gypsum and MGC, collectively.

“Supply Agreement” is defined in Section 2.6(a).

“Temple-Inland” is defined in the Background Statement to this Agreement.

“TGC” is defined in the Preamble to this Agreement.

“TIN” is defined in the Preamble to this Agreement.

1.2 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning ascribed to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

1.3 Interpretation.

(a) Schedules, Exhibits, Sections. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “Section” or a “subsection” are, unless otherwise specified, to a Section or a subsection of this Agreement.

(b) Plural. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

(c) Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

(d) Including. “Including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations, and equivalent to the terms “including, but not limited to,” and “including, without limitation.”

ARTICLE 2

Purchase and Sale of the Partnership Interests

2.1 Purchase and Sale of the Partnership Interests. At the Closing and on the terms and subject to the conditions set forth in this Agreement: (i) Gypsum shall sell, transfer, convey, deliver and assign to TIN, and TIN shall purchase from Gypsum the GP Interest, free and clear of all Liens other than Permitted Restrictions, for the consideration provided herein; and (ii) MGC shall sell, transfer, convey, deliver and assign to TGC, and TGC shall purchase from MGC the LP Interest, free and clear of all Liens other than Permitted Restrictions, for the consideration provided herein.

2.2 Purchase Price. At the Closing, Purchasers shall pay to Sellers the aggregate sum of One Hundred Fifty Million Dollars ($ 150,000,000.00) as the purchase price for the Partnership Interests (the “Purchase Price”). Ninety eight percent (98%) of the Purchase Price shall be paid by TGC to MGC as the consideration for the LP Interest and two percent (2%) of the Purchase Price shall be paid by TIN to Gypsum as the consideration for the GP Interest.

2.3 Indemnity and Hold Harmless. From and after the Closing, TIN shall indemnify, defend and hold harmless Caraustar and Sellers, and their successors and assigns, from and against any and all liabilities and obligations of the Partnership; provided, however, TIN shall not be required to indemnify, defend and hold harmless Caraustar and Sellers from any such liability or obligation to the extent it arose or results from or relates to: (i) the gross negligence, willful misconduct or fraud of Caraustar or any Seller; (ii) any action taken without the actual knowledge, express consent or conscious acquiescence of any Purchaser by Caraustar or any Seller that constitutes a breach of the Partnership Agreement; (iii) any action by MGC that results in MGC having liability for the obligations of the Partnership under Section 17-303 of the Delaware Revised Uniform Limited Partnership Act; (iv) any of the matters on which Caraustar has agreed to provide indemnification as pursuant to Section 5.7 of this Agreement, as limited by Section 5.8 of this Agreement; or (v) a final and non-appealable judicial determination that the corporate identity of Gypsum be “pierced” or disregarded for the purpose of discharging liabilities or obligations otherwise attributable to Gypsum. Nothing in this Section 2.3 shall be construed or interpreted to obligate TIN to indemnify or reimburse Caraustar or any Seller for the return of any distribution made by the Partnership that may be required pursuant to the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act; provided, however, that to the extent that any such distribution that is required to be returned pursuant to the provisions of Section 17-607 of the Delaware Revised Uniform Limited Partnership Act would be deemed permissible if distributed at any other time subsequent to the date of such distribution and prior to the Closing Date, taking into account distributions made during such period, TIN agrees to return to Sellers or their successors and assigns any such distribution or portion thereof that Sellers or Caraustar or their successors and assigns were required to disgorge.

2.4 The Closing. Consummation of the purchase and sale of the Partnership Interests as described in this Article 2 (the “Closing”) shall take place at 10:00 a.m. at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, NE, Atlanta, GA 30309, on a date to be specified by the parties, which date shall be no later than two Business Days after satisfaction or waiver of all of the conditions set forth in Section 2.5, but in no event earlier than January 3, 2006 (the “Closing Date”). At the Closing, the parties shall deliver the agreements, instruments and documents described in Section 2.6 and such other instruments of conveyance and such other documentation as the other may reasonably request to confirm Purchaser’s right, title and interest to the Partnership Interests. Notwithstanding the foregoing, the Closing shall not occur unless and until all of the actions and deliveries contemplated by this Agreement shall have been taken or made (or waived) and none of such actions or deliveries shall be deemed to have been taken or made unless and until all of them have been taken or made (or waived); but if all such actions and deliveries have been taken and made (or appropriately waived), then the Closing shall be effective as of 12:01 a.m. Central Standard Time on January 1, 2006 (the “Effective Time”).

2.5 Conditions to Closing.

(a) Conditions to Each Party’s Obligation to Close. The obligations of Purchasers, on the one hand, and Caraustar and Sellers, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such condition exists) of the following conditions:

(i) Since the date of this Agreement, no action shall have been commenced, instituted or threatened in writing by or before any Governmental Authority that has not been withdrawn, dismissed with prejudice, rescinded or otherwise eliminated either (A) to enjoin or otherwise prohibit or restrict the performance of this Agreement, (B) to obtain material damages against any party in respect of the execution, delivery and performance of this Agreement, or (C) which, in the reasonable judgment of Purchasers, could reasonably be expected to have a Partnership Material Adverse Effect; and

(ii) All necessary consents, approvals, authorizations, clearances, exemptions, declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired, obtained or otherwise satisfied.

(b) Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

(i) Each of the representations and warranties of Caraustar and Sellers shall be true and correct in all material respects (or true and correct in the case of any such representation or warranty that is qualified by the words “material” or “materially”) both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Caraustar and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(iii) Since the date of this Agreement, there shall not have been any Partnership Material Adverse Effect;

(iv) At or prior to Closing, Caraustar and Sellers shall have delivered the items described in Section 2.6(b); and

(v) Purchasers shall have received all consents from Persons other than Governmental Authorities, the failure of which to obtain would have a Partnership Material Adverse Effect, and none of such consents shall have been given on terms that have a Partnership Material Adverse Effect or a Material Adverse Effect on any Purchaser.

(c) Conditions to Obligations of Caraustar and Sellers. The obligations of Caraustar and Sellers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

(i) Each of the representations and warranties of Purchasers shall be true and correct in all material respects (or true and correct in the case of any such representation or warranty that is qualified by the words “material” or “materially”) both when made and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) Purchasers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing;

(iii) At or prior to Closing, Purchasers shall have delivered the items described in Section 2.6(a); and

(iv) Caraustar shall have received all consents from Persons other than Governmental Authorities, the failure of which to obtain would have a Material Adverse Effect on Caraustar and the Sellers, taken as a whole, and none of such consents shall have been given on terms that materially and adversely affect the Caraustar and the Sellers, taken as a whole.

2.6 Deliveries at Closing.

(a) By Purchasers. At the Closing, Purchasers shall deliver or shall cause to be delivered to Caraustar and Sellers the following items:

(i) The Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing no later than one Business Day prior to the Closing Date;

(ii) A certificate executed by an executive officer of each Purchaser, dated as of the Closing Date, stating that the conditions set forth in Sections 2.5(a) and (c) (i) – (iii) hereof have been satisfied;

(iii) A supply agreement in substantially the form of Exhibit A attached hereto (the “Supply Agreement”), duly executed by TIN;

(iv) A nondisclosure agreement in substantially the form of Exhibit B attached hereto (the “Nondisclosure Agreement”); and

(v) A mutual release in substantially the form of Exhibit C attached hereto, duly executed by the Partnership and the Purchasers (the “Mutual Release”).

(b) By Caraustar and Sellers. At the Closing, Caraustar and Sellers shall deliver or shall cause to be delivered to Purchasers the following items:

(i) A certificate executed by an executive officer of Caraustar and each Seller, dated as of the Closing Date, stating that the conditions set forth in Sections 2.5(a) and (b)(i), (ii) and (iv) hereof have been satisfied;

(ii) Any certificate representing the Partnership Interests and instruments of assignment, in form reasonably satisfactory to Purchasers, for the transfer and assignment of each of the Partnership Interests to the applicable Purchaser, duly executed by the applicable Seller;

(iii) The Supply Agreement, duly executed by Caraustar;

(iv) The Nondisclosure Agreement, duly executed by Caraustar and Sellers;

(v) The Mutual Release, duly executed by Caraustar and Sellers;

(vi) The resignations of those members of the Management Committee of the Partnership designated by Gypsum; and

(vii) The resignations of those current officers of the Partnership that are employed by Caraustar, Gypsum and/or MGC.

2.7 Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a) By mutual written consent of Purchasers, Caraustar and Sellers.

(b) By Purchasers, on the one hand, or Caraustar and Sellers, on the other hand, if the Closing shall have not occurred on or prior to January 31, 2006, including by reason of the failure to satisfy any condition set forth in Section 2.5(a); provided, however, that the right to terminate this Agreement pursuant to this Section 2.7(b) shall not be available to any party whose failure to perform or comply with any of its obligations or breach of any of its representations and warranties under this Agreement results in the failure of the Closing to have occurred by such time.

(c) By Purchasers if: (i) Caraustar or any Seller (A) breaches any of its representations and warranties such that the condition set forth in Section 2.5(b)(i) would not be satisfied or (B) breaches or fails in any material respect to perform or comply with any of its covenants or other agreements contained in this Agreement such that the condition set forth in Section 2.5(b)(ii) would not be satisfied; provided; however, that if any such breach is curable by Caraustar or such Seller through the exercise of Caraustar’s or Seller’s reasonable best efforts and for so long as Caraustar or Seller shall be using its reasonable best efforts to cure such breach, Purchasers may not terminate this Agreement pursuant to this Section 2.7(c); or (ii) a Partnership Material Adverse Effect shall have occurred since the date of this Agreement.

(d) By Caraustar and Sellers if Purchaser (i) breaches any of its representations and warranties such that the condition set forth in Section 2.5(c)(i) would not be satisfied or (ii) breaches or fails in any material respect to perform or comply with any of its covenants or other agreements contained in this Agreement such that the condition set forth in Section 2.5(c)(ii) would not be satisfied; provided; however, that if any such breach is curable by Purchaser through the exercise of Purchaser’s reasonable best efforts and for so long as Purchaser shall be using its reasonable best efforts to cure such breach, Caraustar and Sellers may not terminate this Agreement pursuant to this Section 2.7(d).

(e) If this Agreement is terminated pursuant to this Section 2.7, all obligations of the parties under this Agreement (other than under this Section 2.7 or under Section 5.5 and Articles 6 and 7) shall be terminated without any liability or penalty on the part of any party or its shareholders, members, officers, directors, employees or agents to any other party; provided, however, that no such termination shall relieve any party from liability for damages resulting from any breach by such party of this Agreement or otherwise limit any remedy available to any party on account of such breach.

ARTICLE 3

Representations and Warranties of Caraustar and Sellers

Caraustar and Sellers hereby jointly and severally represent and warrant to Purchasers, as of the date of this Agreement and the Closing Date, as follows:

3.1 Title. Gypsum is the sole record and beneficial owner of the GP Interest, which is the sole interest in the Partnership owned by Gypsum, free and clear of any Lien other than a Permitted Restriction, and has full power and authority to sell, transfer, convey, deliver and assign the GP Interest, free and clear of any Lien other than a Permitted Restriction and (as of the date of this Agreement) other than restrictions on the sale and transfer thereof under Caraustar’s senior credit agreement, which restrictions shall be waived or otherwise eliminated on or prior to the Closing Date. The GP Interest constitutes Gypsum’s entire right and interest in the Partnership. MGC is the sole record and beneficial owner of the LP Interest, which is the sole interest in the Partnership owned by MGC, free and clear of any Lien other than a Permitted Restriction, and has full power and authority to sell, transfer, convey, deliver and assign the LP Interest, free and clear of any Lien other than a Permitted Restriction and (as of the date of this Agreement) other than restrictions on the sale and transfer thereof under Caraustar’s senior credit agreement which restrictions shall be waived or otherwise eliminated on or prior to the Closing Date. The LP Interest constitutes MGC’s entire right and interest in the Partnership.

3.2 Organization and Status. Caraustar is a corporation, duly incorporated and organized, validly existing and in good standing under the laws of the State of North Carolina and has the corporate power and authority to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. Gypsum is a corporation, duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. MGC is a limited liability company, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted.

3.3 Authority. Each of Caraustar and the Sellers has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and any Ancillary Instrument to which it is a party and to perform its obligations under this Agreement and such Ancillary Instruments. The execution and delivery of this Agreement and the Ancillary Instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Caraustar and Sellers in compliance with any governing or applicable agreements, instruments or other documents. This Agreement and the Ancillary Instruments to which it is a party have been duly executed and delivered by each of Caraustar and Sellers and constitute the legal, valid and binding obligations of Caraustar and Sellers enforceable against Caraustar and Sellers in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.4 No Consents or Approvals; Absence of Conflicts. Except as may be required under the terms of the Partnership Agreement, the execution and delivery of this Agreement and the Ancillary Instruments to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by each of Caraustar and Sellers of this Agreement and such Ancillary Instruments in accordance with their respective terms and conditions will not: (i) except for disclosures required to be made under the applicable rules and regulations of the Securities and Exchange Commission or the rules of any securities exchange or NASDAQ, require any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority or any other person; (ii) assuming that the consent(s) referenced in Section 2.5(c)(iv) have been obtained, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the Partnership Interest held by Seller or upon the assets, properties or business of the Partnership under any of the terms, conditions and provisions of any contract or other agreement to which Caraustar or any Seller is a party or to which Caraustar or any Seller or any Partnership Interest held by Seller are bound or subject, other than such violations, conflicts or breaches as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, or result in the creation of any Lien on the Partnership Interest held by Seller or upon the assets, properties or business of the Partnership (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any Governmental Authority that is applicable to Caraustar or any Seller or to the Partnership Interest held by any Seller, other than such violations as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or have a Material Adverse Effect on Caraustar and the Sellers, taken as a whole, or (iv) violate the certificate/articles of incorporation, certificate/articles of formation, bylaws or limited liability company agreement of Caraustar or any Seller or the Partnership Agreement.

3.5 Litigation. Neither Caraustar nor any Seller is a party to, or to Caraustar’s or any Seller’s knowledge, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation which, if decided adversely, could reasonably be expected to have a material adverse effect on the Partnership Interests or the transactions contemplated hereby.

3.6 Brokers’ or Finders’ Fees, Etc. Other than UBS Securities LLC, the fees and expenses of which will be paid by Caraustar, no broker, finder, agent or similar intermediary has acted for or on behalf of Caraustar or any Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any contract or other agreement with Caraustar or any Seller or any action taken by Caraustar or any Seller.

ARTICLE 4

Representations and Warranties of Purchasers

Purchasers hereby jointly and severally represent and warrant to Caraustar and Sellers, as of the date of this Agreement and the Closing Date, as follows:

4.1 Organization and Status. TIN is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority necessary to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted. TGC is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority necessary to own and operate its assets, properties and business and to otherwise conduct its business as presently conducted.

4.2 Authority. Each Purchaser has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and the Ancillary Instruments to which it is a party and to perform such Purchaser’s obligations under this Agreement and such Ancillary Instruments. The execution and delivery of this Agreement and the Ancillary Instruments to which it is a party and the consummation by each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Purchaser in compliance with any governing or applicable agreements, instruments or other documents. This Agreement and the Ancillary Instruments to which it is a party have been duly executed and delivered by each Purchaser and constitute the legal, valid and binding obligations of each Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3 No Consents or Approvals; Absence of Conflicts. Except as may be required under the terms of the Partnership Agreement, the execution and delivery of this Agreement and the Ancillary Instruments to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance by each Purchaser of this Agreement and such Ancillary Instruments in accordance with their respective terms and conditions will not: (i) except for disclosures required to be made under the applicable rules and regulations of the Securities and Exchange commission or the rules of any securities exchange or NASDAQ, require any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority or any other person; (ii) assuming that the consents referenced in Section 2.5(b)(v) have been obtained, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on any of the assets, properties or businesses of any Purchaser under any of the terms, conditions or provisions of any contract or other agreement to which any Purchaser is a party or to which any assets, properties or businesses of any Purchaser are bound or subject, other than such violations, conflicts or breaches as would not, individually or in the aggregate, have a Partnership Material Adverse Effect (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any Governmental Authority that is applicable to either Purchaser or any of its assets, properties or businesses, other than such violations as would not, individually or in the aggregate, have a Partnership Material Adverse Effect or have a material adverse effect on any Purchaser, or (iv) violate the certificate of incorporation or bylaws of either Purchaser or the Partnership Agreement.

4.4 Brokers’ or Finders’ Fees, Etc. No broker, finder, agent or similar intermediary has acted for or on behalf of either Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any contract or other agreement with either Purchaser or any action taken by either Purchaser.

4.5 Purchase for Investment. Purchasers acknowledge that the sale of the Partnership Interests purchased by them has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. Each Purchaser is purchasing the Partnership Interest from its respective Seller solely for investment for its own account and not with a view to, or in connection with, any distribution or sale thereof to any Person (other than an Affiliate), and neither Purchaser will sell or otherwise dispose of the Partnership Interest purchased by it except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

4.6 Litigation. As of the date hereof, neither Purchaser is a party to, or to Purchaser’s knowledge, threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation which, if decided adversely, could reasonably be expected to have a Partnership Material Adverse Effect or an adverse effect on the transactions contemplated hereby.

ARTICLE 5

Additional Covenants

5.1 Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable or ensure that the conditions to the other party’s obligations hereunder are satisfied, insofar as such matters are within the control of such party, in the most expeditious manner practicable, including, but not limited to, (i) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third Persons, and (iii) the execution and delivery of any and all agreements, documents and instruments as are necessary and appropriate in order to effectuate and carry out the provisions of this Agreement and the Ancillary Instruments to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.2 Partnership Distributions. Prior to December 31, 2005, TIN and Gypsum, in their capacities as the general partners of the Partnership, shall each cause its representatives serving on the Management Committee of the Partnership to consent to and authorize, contingent upon Closing, a distribution to the Sellers equal to the following: (i) 50% of the amount shown as “net income” on the audited statement of operations of the Partnership for the year ending December 31, 2005, minus (ii) any prior cash distributions made to Sellers for the fiscal year ending December 31, 2005 (or any portion thereof) in their capacities as partners of the Partnership (such amount as determined by the formula described in (i)-(ii) of this Section 5.2 collectively, the “Closing Distribution”). Sellers and Purchasers acknowledge and agree that (x) a distribution of $2.5 million has been made to Sellers as of December 30, 2005, and that such distribution shall be subtracted as provided in (ii) above for purposes of determining the Closing Distribution and (y) if the Closing occurs and the Closing Distribution is made pursuant to this Section 5.2, such Closing Distribution will be in full and complete satisfaction of Sellers’ right to receive any “net free cash flow” for the period ending December 31, 2005. Notwithstanding anything else in this Agreement or the Partnership Agreement to the contrary, Purchasers and Sellers agree that if the Closing occurs prior to January 31, 2006, Sellers shall not be entitled to any distribution of net free cash flow or any allocation of profits, gains, losses, credits and other items realized or recognized by the Partnership for any period commencing on or after January 1, 2006. Purchasers shall, on the later to occur of: (i) the Closing Date or (ii) one (1) Business Day following the issuance by Deloitte & Touche LLP of its audit report on the Partnership’s financial statements for the year ending December 31, 2005, pay the Closing Distribution by wire transfer of immediately available funds to the account or accounts specified by Sellers pursuant to Section 2.6(a)(i) or any other account or accounts subsequently designated by Sellers no later than one (1) Business Day prior to the date that such payment is due.

5.3 Consent. Each of the parties acknowledges and agrees that the purchase and sale of the Partnership Interests contemplated by this Agreement are not being made pursuant to the terms of the Partnership Agreement and consents to the purchase and sale of the Partnership Interests pursuant to this Agreement notwithstanding any provision to the contrary contained in the Partnership Agreement.

5.4 Certain Tax Matters.

(a) Tax Returns. The parties acknowledge and agree that TIN shall (i) deliver or cause to be delivered a Schedule K-l for the taxable year of the Partnership ending on December 31, 2005 to Seller as soon as practicable after the Closing Date, but not later than one hundred eighty (180) days after the Closing Date, (ii) deliver or cause to be delivered a Schedule K-l for the taxable year (including, if applicable, any short taxable year) of the

Partnership subsequent to the year ending on December 31, 2005 to Seller as soon as practicable after the end of such taxable year, but not later than one hundred eighty (180) days after the end of such taxable year, and (iii) prepare and timely file, or cause to be prepared and timely filed, a federal information tax return and any required similar state tax returns for the Partnership for the taxable year of the Partnership ending on December 31, 2005, and that upon the request of any Seller, TIN shall furnish to Caraustar a copy of the proposed form of any such federal or state information tax return of the Partnership not less than ten (10) Business Days before the final version of such return is to be filed, and will furnish to each Seller such information concerning the Partnership’s tax matters for periods ending on or prior to December 31, 2005 as such Seller may reasonably request.

(b) Section 754 Election. Caraustar and Sellers agree and consent to the Partnership making the election provided in Code section 754 effective for any or all of the returns described in Section 5.4(a) above, as TIN, in its sole discretion, may determine.

5.5 Confidentiality; Public Announcements. The parties agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential, except that a party and its Affiliates may disclose the terms and provisions of this Agreement (i) to the extent that any party or any of its Affiliates is required by applicable law or by the rules of any securities exchange to make public disclosure or (ii) in any legal proceeding, including any audit, to the extent necessary to enforce any rights under this Agreement, in either case, the disclosing party shall provide the other party with prior notice of such disclosure and the content thereof. Notwithstanding the foregoing, following the Closing, a party may issue a press release or make other public announcements disclosing that the transactions contemplated by this Agreement have been consummated, but shall not disclose any other terms of the transactions, except to the extent required by applicable law or by the rules of any securities exchange. Each party shall provide the other party with the reasonable opportunity to review any press release concerning the transactions contemplated by this Agreement prior to dissemination of such press release. Any announcement or notice to the employees of the Partnership shall be jointly planned and coordinated by Purchasers and Sellers.

5.6 Caraustar Letter of Credit. On or prior to the second Business Day following the Closing, Purchasers shall payoff, or shall cause the Partnership to payoff, all amounts owed by the Partnership pursuant to that certain Loan Agreement dated as of September 22, 2005, by and among the Partnership and Toronto Dominion (Texas), LLC, as lender and administrative agent (the “Loan Agreement”). Purchasers shall use their reasonable commercial efforts to assist Caraustar in obtaining the release and cancellation of that certain letter of credit delivered by Caraustar for the benefit of the lenders under the Loan Agreement.

5.7 Surviving Contractual Indemnity. Subject to the limitations set forth in Section 5.8 hereof, Caraustar shall indemnify, defend and hold TIN harmless from and against the matters identified in Section 13.1(d)(i) and Section 13(d)(v) of the Formation Agreement. Purchasers confirm and agree that, except as expressly provided herein, any and all other obligations of Caraustar in Section 13.1 of the Formation Agreement shall be null and void as of the Closing and forever thereafter.

5.8 Limitation of Surviving Contractual Indemnity.

(a) as used in this Section 5.8, the following terms shall have the following meanings:

(i) “Claim” means a claim for indemnification under Section 5.7. A series of claims arising out of or relating to the same act, omission, event, condition or circumstance is a single “Claim”.

(ii) “Claim Threshold” means $50,000.00.

(b) No indemnification shall be made under Section 5.7 unless the Claim exceeds the Claim Threshold. If a Claim exceeds the Claim Threshold, Caraustar shall, subject to the other limitations set forth in this Section 5.8, pay the Claim in its entirety without regard to the Claim Threshold.

(c) Caraustar’s total liability for all Claims under Section 5.8 shall in no event exceed five million dollars USD ($5,000,000.00).

(d) Caraustar shall have no obligation to make indemnification with respect to Claims made under Section 5.7 unless TIN shall have asserted the Claim within five (5) years after the Closing Date (as defined in Section 2.4 of this Agreement).

(e) Each of Caraustar and TIN shall promptly notify the other if such party receives notice of any order, demand, claim or facts which could reasonably be expected to lead to a Claim. Upon such notification, Caraustar shall have the right to reasonably determine the appropriate actions to be taken and to prepare and implement the necessary response action plan through its internal environmental and legal personnel or qualified external environmental consulting and contracting firms selected, engaged and directed by Caraustar. Caraustar shall also have the right, at its own expense, to pursue administrative appeals or litigation in order to avoid or mitigate a potential Claim. Caraustar shall consult with TIN prior to making each determination, and shall promptly advise TIN on each determination when made. In no event shall Caraustar make such determination involving a material change in plant operations without first receiving the approval of TIN, which approval shall not be unreasonably withheld or delayed. In no event shall TIN cause or obligate Caraustar to undertake any response work without Caraustar’s prior written consent, which shall not be unreasonably withheld or delayed. Caraustar shall have the sole right to obtain reimbursement or payment from any insurance policy, governmental fund, responsible party or other source available for payment of costs related to its indemnification obligations under Section 5.7. TIN will cooperate with any response work conducted by Caraustar, including the placement of engineering or institutional controls to the extent such controls do not materially affect the industrial use of the real property or the operational costs of the facility, as well as any efforts to obtain reimbursement or payment, upon request by Caraustar. Upon advanced reasonable notice to TIN by Caraustar, TIN agrees that Caraustar shall have full access to the subject facilities to undertake response work related to its indemnification obligations under Section 5.7 and shall have sole control over such work. Caraustar shall keep TIN timely informed as to the progress of the response work, and shall do all that is reasonably possible to avoid disruption of facility operations when undertaking response actions. In no event shall Caraustar’s indemnity obligation as set forth in Section 5.7 be deemed to cover any change in Environmental Law (as defined in the Formation Agreement) after the Closing Date (as defined in the Formation Agreement), nor shall the limitations in Section 5.8 affect any other indemnity obligations of Caraustar or Sellers under this Agreement.

ARTICLE 6

Survival of Representations and Warranties; Indemnification

6.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party hereunder shall survive the Closing.

6.2 Obligation of Caraustar and Sellers to Indemnify. Caraustar and Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchasers and their successors and assigns, from and against any loss or damage resulting in an actual expenditure by Purchasers, the Partnership or any of their Affiliates, or any of their successors or assigns, and any cost or expense, including reasonable attorneys’ fees and expenses actually paid, suffered, sustained, incurred or required to be paid by Purchasers, the Partnership or any of their Affiliates, or any of their successors and assigns, based upon, arising out of or otherwise with respect to a breach or inaccuracy of any representation or warranty made by Caraustar or any Seller hereunder, or any failure of Caraustar or any Seller to perform or comply with any covenant or agreement contained herein or in any Ancillary Instrument to which it is a party.

6.3 Obligation of Purchasers to Indemnify. Purchasers, jointly and severally, shall indemnify, defend and hold harmless Caraustar and Sellers and their successors and assigns, from and against any loss or damage resulting in an actual expenditure by Caraustar, Sellers, their Affiliates or any of their successors and assigns, and any cost or expense, including reasonable attorneys’ fees and expenses actually paid, suffered, sustained, incurred or required to be paid by Caraustar, Sellers, their Affiliates or any of their successors and assigns, based upon, arising out of or otherwise with respect to a breach or inaccuracy of any representation or warranty made by Purchaser hereunder, or any failure of Purchaser to perform or comply with any covenant or agreement contained herein or in any Ancillary Instrument to which it is a party.

6.4 Procedure for Indemnification – Third Party.

(a) If any Person entitled to indemnification pursuant to this Article 6 (an “Indemnified Person”) receives notice of any third party claim by a Person not affiliated with a party to this Agreement or the commencement of any suit, action, proceeding or investigation by such a Person with respect to which any other person (or persons) is obligated to provide indemnification (an “Indemnifying Person”) pursuant to this Article 6, the Indemnified Person shall promptly give the Indemnifying Person written notice thereof (an “Indemnification Notice”), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to an Indemnified Person, except to the extent that the Indemnifying Person shall have been actually prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

(b) Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this Article 6; provided, however, that, notice of the Indemnifying Person’s intention to assume such defense shall be given by the Indemnifying Person to the Indemnified Person within fifteen (15) days after the Indemnified Person gives the Indemnifying Person an Indemnification Notice. In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation; or (iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Person if the Indemnifying Person is also a defendant in such claim, suit, action, proceeding or investigation, in which event, such fees and expenses (including, without limitation, any fees paid to witnesses) shall be borne by the Indemnifying Person. In the event of (i), (ii) or (iii) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person, but may participate therein. Notwithstanding the foregoing, if any Indemnified Person reasonably determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its subsidiaries or Affiliates other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Person under this Agreement, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Person shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld or unreasonably delayed).

(c) If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this Article 6 within fifteen (15) days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person.

6.5 Procedure for Indemnification – Direct Claims. If an Indemnified Person shall claim indemnification hereunder for any claim other than third-party claims described in Section 6.4, the Indemnified Person shall notify the Indemnifying Person in writing of the basis for such claim and such notice shall set forth the nature and amount of alleged damages resulting from such claim in reasonable detail. The Indemnifying Person shall give written notice of any disagreement with such claim within thirty (30) days following receipt of the Indemnified Person’s notice of the claim, and such notice shall specify the nature and extent of such disagreement in reasonable detail. If the Indemnifying Person and the Indemnified Person are unable to resolve any disagreement within thirty (30) days following receipt by the Indemnified Person of the notice referred to in the preceding sentence, then the parties hereto agree, subject to this Section 6.5, to arbitrate any such claim as set forth in Section 7.6.

6.6 Covered Persons. The obligations of Caraustar and Sellers under this Article 6 shall extend, upon the same terms and conditions, to each person, if any, who controls Purchasers, the Partnership or any of their Affiliates and each of their respective successors or assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and to officers, directors, shareholders, members, partners, employees, consultants and agents of Purchasers, the Partnership or any of their Affiliates, and each of their respective successors or assigns, and their controlling persons. The obligations of Purchasers under this Article 6 shall extend, upon the same terms and conditions, to each person, if any, who controls Caraustar, Sellers, any of their Affiliates and each of their respective successors or assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and to officers, directors, shareholders, members, partners, employees, consultants and agents of Caraustar, Sellers, any of their Affiliates and each of their respective successors or assigns, and their controlling persons.

6.7 Exclusive Remedy. If the Closing occurs, the remedies provided in this Article 6 constitute the sole and exclusive remedies for recoveries against another party for breaches of the representations, warranties, covenants and agreements in this Agreement and for the matters specifically listed in this Article 6 as being indemnified against; provided, however, that neither the foregoing nor anything else in this Agreement will limit the right of a party to enforce the performance of this Agreement by any remedy available to it in equity, including specific performance, or to any remedy whatsoever with respect to the Nondisclosure Agreement or the Supply Agreement. Notwithstanding the foregoing limitation, nothing in this Section 6.7 shall be construed or interpreted to apply to any cost, damage, expense or loss with respect to, as a result of or involving (i) any breach of a representation, warranty, covenant or agreement in this Agreement, whether by act or omission, intended to mislead the party relying on it or (ii) fraud.

ARTICLE 7

Miscellaneous

7.1 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each Purchaser, on the one hand, and each of Caraustar and Sellers on the other hand,

shall each pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transaction contemplated hereby.

7.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally or sent by overnight courier service (with all fees prepaid) or facsimile transmission, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice as follows:

(i)	If to Purchasers:

c/o Temple-Inland Inc.

303 South Temple Drive

Diboll, Texas 75941

Telefax: 936.829.1248

Attention: Jack C. Sweeny

Executive Vice President-Forest Products

with a copy to:

c/o Temple-Inland Inc.

1300 S. Mopac Expressway

Austin, Texas 78746

Telefax: 512.434.8051

Attention: George S. Vorpahl

and

Sutherland Asbill & Brennan LLP

999 Peachtree Street, NE, Suite 2300

Atlanta, Georgia 30309

Telefax: 404.853.8806

Attention: Thomas C. Herman

(ii)	If to Caraustar or any Seller:

c/o Caraustar Industries, Inc.

5000 Austell-Powder Springs Road, Suite 300

Austell, Georgia 30106

Telefax: 770.732.3433

Attention: Michael J. Keough

with a copy to:

Caraustar Industries, Inc.

Legal Department

5000 Austell – Powder Springs Road, Suite 300

Austell, Georgia 30106

Telefax: 770.745.3719

Attention: Wilma Beaty

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Charlotte, North Carolina 28246

Telefax: 704.378.4000

Attention: Robert G. Griffin

Any such notice, request, demand or other communication shall be deemed to be given if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted (as evidenced by electronic confirmation), or, if sent by overnight courier service, on the date delivered as evidenced by the date of the bill of lading. Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 7.2. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 7.2.

7.3 Entire Agreement. This Agreement and any exhibits and schedules hereto contain the entire agreement between the parties with respect to the purchase of the Partnership Interests and related transactions and supersede all prior contracts and other agreements, written or oral, with respect thereto.

7.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

7.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Delaware without regard to its conflicts of law principles.

7.6 Dispute Resolution. All claims or disputes arising between the parties relating to this Agreement or the breach thereof, including claims unresolved pursuant to Section 6.5, shall be resolved by final and binding arbitration instituted and conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”), except to the extent such rules are modified or altered by this Section 7.6. All arbitration hearings of claims shall be conducted in Houston, Texas. The arbitrator(s) shall have the authority to award interest on any damages and to award attorneys fees and costs to the prevailing party or parties, if any, or to allocate such fees and costs as the arbitrator(s) shall determine to be equitable. A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The agreement to arbitrate set forth in this Section 7.6 may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §l, et seq.

7.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.8 No Assignment. This Agreement is not assignable except by operation of law; provided, however, that either Purchaser may assign this Agreement to an Affiliate (but any such assignment shall not release the assigning Purchaser from its obligations under this Agreement).

7.9 Counterparts. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10 Severability. If any provision of this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TIN INC.

By:	/s/ Jack C. Sweeny
Jack C. Sweeny Executive Vice President

TEMPLE GYPSUM COMPANY

By:	/s/ Andrew D. Harris
Andrew D. Harris President

GYPSUM MGC, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President, Secretary and Treasurer

MCQUEENY GYPSUM COMPANY, LLC

By: McQueeney Gypsum Company, its sole member

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President, Secretary and Treasurer

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Name:	Michael J. Keough
Title:	President and CEO

Signature page to Partnership Interests Purchase Agreement

*    *    *

The following Exhibits to the Agreement for Purchase and Sale of Partnership Interests in Standard Gypsum, L.P., dated as of January 17, 2006 are omitted, and the Company will furnish supplementally any such omitted Exhibit to the Commission upon request.

Exhibit A – Supply Agreement

Exhibit B – Nondisclosure Agreement

Exhibit C – Mutual Release